Marathon Petroleum Corporation Reports Second-Quarter 2015 Results

•	Reported second-quarter earnings of $826 million ($1.51 per diluted share)

•	Converted more than half of the 1,245 new retail sites to the Speedway brand since acquisition

•	Returned $544 million of capital to shareholders, including $408 million in share repurchases

•	Board authorized an additional $2 billion of share repurchases

•	Announced transformative MPLX/MarkWest strategic combination

FINDLAY, Ohio, July 30, 2015 – Marathon Petroleum Corporation (NYSE: MPC) today reported 2015 second-quarter earnings of $826 million, or $1.51 per diluted share, compared with $855 million, or $1.48 per diluted share, for the second quarter of 2014. Earnings per share for both periods have been adjusted to reflect the two-for-one stock split that occurred during the quarter.

“Second quarter results reflect a solid performance across our operating platform,” said MPC President and Chief Executive Officer Gary R. Heminger. “Refining performance was notable, as our refineries benefited from the combination of high utilization and favorable market conditions." Heminger pointed out that crack spreads were strong throughout the quarter despite tightening crude differentials. He also noted that during the second quarter, the new condensate splitter went on line at the company’s Catlettsburg, Ky., refinery. “Along with the splitter recently completed at our Canton, Ohio, refinery, these two new condensate splitters increase our system's refining capacity and our ability to process condensate production from the region’s shale plays," he said. "MPC's extensive, high-complexity system and logistics optionality continue to provide opportunities to drive profitability from shifts in North American energy production and transportation, demographic changes in retail markets, and global fuels demand."

Heminger highlighted the announcement of a strategic combination between MPC’s sponsored master limited partnership (MLP) MPLX LP (NYSE: MPLX) and MarkWest Energy Partners, L.P. (NYSE: MWE). “This strategic combination complements our operations, expands MPC’s commercial opportunities and represents a significant step in executing our strategy to grow our higher-valued, stable cash-flow businesses,” he said. “It will enable us to increase our participation in the U.S. energy infrastructure build-out in some of the most attractive regions of the country and will transform MPLX into a diversified, large-cap MLP with a robust opportunity set of growth projects over an extended period of time.” Heminger noted that MPLX, as part of the combination, affirmed its anticipated distribution growth guidance of 29 percent in 2015 and expects a 25 percent compound annual limited partner distribution growth rate for the combined entity through 2017, with an annual distribution growth profile of approximately 20 percent in 2018 and 2019. The transaction also enhances the cash flow profile of MPC's general partner interest in MPLX.

Heminger said Speedway, MPC's retail segment, performed well and continues to make tremendous progress integrating the East Coast and Southeast retail locations acquired last year. "We continue to make great strides, with more than half of the total retail sites converted to the Speedway brand since the acquisition last September," he said. "We are on pace to achieve the expected synergies for 2015 from light product supply, as well as from operating and administrative expense savings. Further, the accelerated progress for store conversions and subsequent remodels has allowed us to more rapidly implement Speedway's industry-leading Speedy Rewards loyalty program. This program and other marketing enhancements are expected to drive the anticipated synergies to the business over the next several years."

MPC continues to balance growing the business with returning capital to shareholders. During the second quarter of 2015, MPC returned $544 million of capital to shareholders, including $408 million in share repurchases and $136 million in dividends. Heminger noted that on July 29, the MPC board of directors authorized up to an additional $2 billion of share repurchases over the next two years and announced a 28 percent increase in the quarterly dividend, to $0.32 per share. Since becoming a standalone company, the board has authorized $10 billion of share repurchases and has acquired $6.9 billion of its shares over this time period. He reiterated, “The company maintains a strong financial position and continues to execute its strategy to create value for its shareholders through new investments in the business, continued strong operating performance, and a sustained focus on return of capital to shareholders.”

Segment Results

Total income from operations was $1.34 billion in the second quarter of 2015, compared with $1.37 billion in the second quarter of 2014.

	Three Months Ended June 30
(In millions)	2015	2014
Income from Operations by Segment
Refining & Marketing	$1,206	$1,260
Speedway	127	94
Pipeline Transportation	79	81
Items not allocated to segments:
Corporate and other unallocated items	(76)	(61)
Pension settlement expenses	(1)	(5)
Income from operations	$1,335	$1,369

Refining & Marketing

Refining & Marketing segment income from operations was $1.21 billion in the second quarter of 2015, compared with $1.26 billion in the second quarter of 2014. The slight decrease in the quarter’s results compared to second-quarter 2014 was primarily due to a $1.18 per barrel decrease in gross margin, resulting from less favorable product price realizations compared to the spot market reference prices and less favorable crude oil acquisition costs relative to benchmark Light Louisiana Sweet crude oil. Results were also affected by a charge of $46 million to recognize increased estimated costs for compliance with the recently proposed renewable fuels standards for 2014 and 2015, particularly those for bio-mass based diesel and advanced biofuels. These decreases were almost completely offset by the favorable effects that market structure had on crude oil acquisition prices and lower direct operating costs.

Speedway

Speedway segment income from operations was $127 million in the second quarter of 2015, compared with $94 million in the second quarter of 2014. This increase was primarily the result of higher merchandise and light product margins and the addition of the newly acquired locations, partially offset by higher operating and administrative expenses. Speedway's consolidated light product margin increased to 13.51 cents per gallon in the second quarter of 2015, from 12.82 cents per gallon in the second quarter of 2014.

Pipeline Transportation

Pipeline Transportation segment income from operations, which includes all of MPLX’s operations, was $79 million in the second quarter of 2015, compared with $81 million for the second quarter of 2014. The decrease was primarily due to lower equity affiliate income and increases in various operating expenses, partially offset by an increase in pipeline transportation revenue reflecting higher crude and light product throughput across the system.

Items Not Allocated to Segments

Corporate and other unallocated expenses of $76 million in the second quarter of 2015 were $15 million higher than the second quarter of 2014 largely due to increased annual pension expense resulting from updates to actuarial estimates.

Strong Financial Position and Liquidity

On June 30, the company had $1.9 billion in cash and cash equivalents, an unused $2.5 billion revolving credit agreement and $1.2 billion of availability on its undrawn $1.3 billion trade receivables securitization facility. Availability under the trade receivables facility is a function of eligible accounts receivable, which will be lower in a sustained lower refined product price environment. The company’s liquidity should provide it with sufficient flexibility to meet its day-to-day operational needs and continue its balanced approach to investing in the business and returning capital to shareholders.

Conference Call

At 10 a.m. EDT today, MPC will hold a webcast and conference call to discuss the reported results and provide an update on company operations. Interested parties may listen to the conference call on MPC's website at http://www.marathonpetroleum.com by clicking on the "2015 Second-Quarter Financial Results" link. Replays of the conference call will be available on the company's website through Wednesday, Aug. 12. Financial information, including the earnings release and other investor-related materials, will also be available online prior to the webcast and conference call at http://ir.marathonpetroleum.com in the Quarterly Investor Packet and Earnings Capsule.

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About Marathon Petroleum Corporation

MPC is the nation's fourth-largest refiner, with a crude oil refining capacity of approximately 1.7 million barrels per calendar day in its seven-refinery system. Marathon brand gasoline is sold through approximately 5,500 independently owned retail outlets across 19 states. In addition, Speedway LLC, an MPC subsidiary, owns and operates the nation's second-largest convenience store chain, with approximately 2,760 convenience stores in 22 states. MPC also owns, leases or has ownership interests in approximately 8,300 miles of pipeline. Through subsidiaries, MPC owns the general partner of MPLX LP, a midstream master limited partnership. MPC's fully integrated system provides operational flexibility to move crude oil, feedstocks and petroleum-related products efficiently through the company's distribution network in the Midwest, Southeast and Gulf Coast regions. For additional information about the company, please visit our website at http://www.marathonpetroleum.com.

Investor Relations Contacts:
Geri Ewing (419) 421-2071
Teresa Homan (419) 421-2965

Media Contacts:
Chuck Rice (419) 421-2521
Brandon Daniels (419) 421-3127

References to Earnings
References to earnings mean net income attributable to MPC from the statements of income. Unless otherwise indicated, references to earnings and earnings per share are MPC’s share after excluding amounts attributable to noncontrolling interests.

Forward-looking Statements
This press release contains forward-looking statements within the meaning of federal securities laws regarding Marathon Petroleum Corporation (“MPC”) and MPLX LP (“MPLX”). These forward-looking statements relate to, among other things, expectations, estimates and projections concerning the business and operations of MPC and MPLX. You can identify forward-looking statements by words such as “anticipate,” “believe,” “estimate,” "objective," “expect,” “forecast,” "plan," “project,” "potential," “could,” “may,” “should,” “would,” “will” or other similar expressions that convey the uncertainty of future events or outcomes. Such forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond the companies’ control and are difficult to predict. Factors that could cause MPC’s actual results to differ materially from those in the forward-looking statements include: risks described below relating to the MPLX/MarkWest Energy, L.P. (“MWE”)
proposed merger; changes to the expected construction costs and timing of pipeline projects; volatility in and/or degradation of market and industry conditions; the availability and pricing of crude oil and other feedstocks; slower growth in domestic and Canadian crude supply; an easing or lifting of the U.S. crude oil export ban; completion of pipeline capacity to areas outside the U.S. Midwest; consumer demand for refined products; transportation logistics; the reliability of processing units and other equipment; MPC’s ability to successfully implement growth opportunities; modifications to MPLX earnings and distribution growth objectives; federal and state environmental, economic, health and safety, energy and other policies and regulations; MPC’s ability to successfully integrate the acquired Hess retail operations and achieve the strategic and other expected objectives relating to the acquisition; changes to MPC’s capital budget; other risk factors inherent to MPC’s industry; and the factors set forth under the heading "Risk Factors" in MPC's Annual Report on Form 10-K for the year ended Dec. 31, 2014, filed with Securities and Exchange Commission (SEC). Factors that could cause MPLX's actual results to differ materially from those in the forward-looking statements include: the ability to complete the proposed merger of MPLX and MWE on anticipated terms and timetable; the ability to obtain approval of the transaction by the unitholders of MWE and satisfy other conditions to the closing of the transaction contemplated by the merger agreement; the ability to obtain governmental approvals of the MPLX/MWE transaction based on the proposed terms and schedule, and any conditions imposed on the combined company in connection with consummation of the MPLX/MWE transaction; disruption from the MPLX/MWE transaction making it more difficult to maintain relationships with customers, employees or suppliers; risks relating to any unforeseen liabilities of MWE or MPLX, as applicable; the adequacy of their respective capital resources and liquidity, including, but not limited to, availability of sufficient cash flow to pay distributions and execute their respective business plans; the timing and extent of changes in commodity prices and demand for crude oil, refined products, feedstocks or other hydrocarbon-based products; volatility in and/or degradation of market and industry conditions; completion of pipeline capacity by competitors; disruptions due to equipment interruption or failure, including electrical shortages and power grid failures; the suspension, reduction or termination of MPC's obligations under MPLX’s commercial agreements; each company’s ability to successfully implement its growth plan, whether through organic growth or acquisitions; modifications to earnings and distribution growth objectives; federal and state environmental, economic, health and safety, energy and other policies and regulations; changes to MPLX’s capital budget; other risk factors inherent to MPLX or MWE’s industry; and the factors set forth under the heading "Risk Factors" in MPLX's Annual Report on Form 10-K for the year ended Dec. 31, 2014, filed with the SEC; and the factors set forth under the heading "Risk Factors" in MWE's Annual Report on Form 10-K for the year ended Dec. 31, 2014, filed with the SEC. In addition, the forward-looking statements included herein could be affected by general domestic and international economic and political conditions. Unpredictable or unknown factors not discussed here, in MPC's Form 10-K, in MPLX’s Form 10-K, or in MWE’s Form 10-K could also have material adverse effects on forward-looking statements. Copies of MPC's Form 10-K are available on the SEC website, MPC's website at http://ir.marathonpetroleum.com or by contacting MPC's Investor Relations Office. Copies of MPLX's Form 10-K are available on the SEC website, MPLX's website at http://ir.mplx.com or by contacting MPLX's Investor Relations office. Copies of MWE’s Form 10-K are available on the SEC website, MWE’s website at http://investor.markwest.com or by contacting MWE’s Investor Relations office.

Consolidated Statements of Income (Unaudited)

	Three Months Ended June 30		Six Months Ended June 30
(In millions, except per-share data)	2015	2014	2015	2014
Revenues and other income:
Sales and other operating revenues (including consumer excise taxes)	$20,537	$26,844	$37,728	$50,129
Income from equity method investments	20	57	35	92
Net gain (loss) on disposal of assets	(1)	11	4	12
Other income	25	21	54	45
Total revenues and other income	20,581	26,933	37,821	50,278
Costs and expenses:
Cost of revenues (excludes items below)	16,366	23,096	29,410	43,636
Purchases from related parties	82	130	158	289
Consumer excise taxes	1,939	1,599	3,771	3,114
Depreciation and amortization	362	325	725	645
Selling, general and administrative expenses	393	316	751	662
Other taxes	104	98	201	202
Total costs and expenses	19,246	25,564	35,016	48,548
Income from operations	1,335	1,369	2,805	1,730
Net interest and other financial income (costs)	(64)	(48)	(145)	(94)
Income before income taxes	1,271	1,321	2,660	1,636
Provision for income taxes	432	457	918	565
Net income	839	864	1,742	1,071
Less net income attributable to noncontrolling interests	13	9	25	17
Net income attributable to MPC	$826	$855	$1,717	$1,054

Per-share data(a)
Basic:
Net income attributable to MPC per share	$1.52	$1.49	$3.16	$1.81
Weighted average shares:(b)	541	574	543	580
Diluted:
Net income attributable to MPC per share	$1.51	$1.48	$3.14	$1.80
Weighted average shares:(b)	544	578	547	584
Dividends paid	$0.25	$0.21	$0.50	$0.42

(a)	All historical share and per share data are retroactively restated on a post-split basis to reflect the two-for-one stock split in June 2015.

(b)	The number of weighted average shares for the period ended June 30, 2015, reflects the impact of our share repurchases.

Supplemental Statistics (Unaudited)

	Three Months Ended June 30		Six Months Ended June 30
(In millions)	2015	2014	2015	2014
Income from Operations by segment
Refining & Marketing	$1,206	$1,260	$2,522	$1,622
Speedway	127	94	295	152
Pipeline Transportation	79	81	146	153
Items not allocated to segments:
Corporate and other unallocated items	(76)	(61)	(156)	(128)
Pension settlement expenses	(1)	(5)	(2)	(69)
Income from operations	1,335	1,369	2,805	1,730
Net interest and other financial income (costs)	(64)	(48)	(145)	(94)
Income before income taxes	1,271	1,321	2,660	1,636
Provision for income taxes	432	457	918	565
Net income	839	864	1,742	1,071
Less net income attributable to noncontrolling interests	13	9	25	17
Net income attributable to MPC	$826	$855	$1,717	$1,054

Capital Expenditures and Investments
Refining & Marketing	$207	$235	$436	$413
Speedway	100	44	145	76
Pipeline Transportation	157	64	238	194
Corporate and Other(a)	49	20	78	51
Total	$513	$363	$897	$734

(a)	Includes capitalized interest of $8 million, $7 million, $16 million and $13 million, respectively.

Supplementary Statistics (Unaudited) (continued)

	Three Months Ended June 30		Six Months Ended June 30
	2015	2014	2015	2014
MPC Consolidated Refined Product Sales Volumes (thousands of barrels per day (mbpd)(a)(b)	2,341	2,154	2,294	2,059
Refining & Marketing (R&M) Operating Statistics
R&M refined product sales volume (mbpd)(c)	2,329	2,145	2,281	2,048
R&M gross margin (dollars per barrel)(d)	$14.84	$16.02	$15.47	$15.28
Crude oil capacity utilization (percent)(e)	103	98	100	91
Refinery throughputs (mbpd):(f)
Crude oil refined	1,789	1,674	1,731	1,563
Other charge and blendstocks	162	158	171	178
Total	1,951	1,832	1,902	1,741
Sour crude oil throughput (percent)	55	54	55	52
WTI-priced crude oil throughput (percent)	19	17	20	19
Refined product yields (mbpd):(f)
Gasoline	896	852	904	844
Distillates	631	610	592	562
Propane	38	37	37	36
Feedstocks and special products	331	288	315	255
Heavy fuel oil	28	27	29	28
Asphalt	58	51	53	47
Total	1,982	1,865	1,930	1,772
Refinery direct operating costs ($/barrel):(g)
Planned turnaround and major maintenance	$0.66	$0.94	$0.73	$1.98
Depreciation and amortization	1.33	1.39	1.38	1.47
Other manufacturing(h)	3.94	4.77	4.08	5.32
Total	$5.93	$7.10	$6.19	$8.77
R&M Operating Statistics by Region - Gulf Coast
Refinery throughputs (mbpd):(i)
Crude oil refined	1,093	1,031	1,062	946
Other charge and blendstocks	172	156	176	183
Total	1,265	1,187	1,238	1,129
Sour crude oil throughput (percent)	67	67	68	64
WTI-priced crude oil throughput (percent)	7	2	6	3
Refined product yields (mbpd):(i)
Gasoline	511	500	517	494
Distillates	408	390	375	355
Propane	27	25	26	23
Feedstocks and special products	320	270	314	258
Heavy fuel oil	11	16	13	15
Asphalt	14	13	14	10
Total	1,291	1,214	1,259	1,155
Refinery direct operating costs ($/barrel):(g)
Planned turnaround and major maintenance	$0.51	$0.57	$0.65	$2.11
Depreciation and amortization	1.06	1.13	1.10	1.19
Other manufacturing(h)	3.75	4.77	3.87	5.28
Total	$5.32	$6.47	$5.62	$8.58

Supplementary Statistics (Unaudited) (continued)

	Three Months Ended June 30		Six Months Ended June 30
	2015	2014	2015	2014
R&M Operating Statistics by Region - Midwest
Refinery throughputs (mbpd):(i)
Crude oil refined	696	643	669	617
Other charge and blendstocks	36	45	36	46
Total	732	688	705	663
Sour crude oil throughput (percent)	36	34	35	34
WTI-priced crude oil throughput (percent)	39	40	41	43
Refined product yields (mbpd):(i)
Gasoline	385	352	387	350
Distillates	223	220	217	207
Propane	13	13	13	14
Feedstocks and special products	54	60	39	47
Heavy fuel oil	18	11	17	13
Asphalt	44	38	39	37
Total	737	694	712	668
Refinery direct operating costs ($/barrel):(g)
Planned turnaround and major maintenance	$0.89	$1.53	$0.82	$1.62
Depreciation and amortization	1.72	1.75	1.78	1.83
Other manufacturing(h)	4.00	4.47	4.24	4.97
Total	$6.61	$7.75	$6.84	$8.42
Speedway Operating Statistics(b)
Convenience stores at period-end	2,755	1,492
Gasoline and distillate sales (millions of gallons)	1,514	806	2,946	1,579
Gasoline and distillate gross margin (dollars per gallon)(j)	$0.1351	$0.1282	$0.1652	$0.1220
Merchandise sales (in millions)	$1,264	$830	$2,375	$1,552
Merchandise gross margin (in millions)	$359	$224	$670	$416
Merchandise gross margin percent	28.5%	27.1%	28.2%	26.8%
Same store gasoline sales volume (period over period)(k)	(0.2)%	(1.5)%	(0.7)%	(1.1)%
Same store merchandise sales (period over period)(k)(l)	4.6%	4.6%	5.4%	4.9%
Pipeline Transportation Operating Statistics
Pipeline throughputs (mbpd):(m)
Crude oil pipelines	1,385	1,294	1,304	1,233
Refined products pipelines	941	871	913	845
Total	2,326	2,165	2,217	2,078

(a)	Total average daily volumes of refined product sales to wholesale, branded and retail (Speedway segment) customers.

(b)	Includes the impact of Hess' retail operations and related assets beginning on the Sept. 30, 2014 acquisition date.

(c)	Includes intersegment sales.

(d)	Sales revenue less cost of refinery inputs and purchased products, divided by total refinery throughputs.

(e)	Based on calendar day capacity, which is an annual average that includes downtime for planned maintenance and other normal operating activities.

(f)	Excludes inter-refinery volumes of 46 mbpd and 43 mbpd for second quarter 2015 and 2014, respectively, and 41 mbpd and 51 mbpd for the six months ended June 30, 2015 and June 30, 2014, respectively.

(g)	Per barrel of total refinery throughputs.

(h)	Includes utilities, labor, routine maintenance and other operating costs.

(i)	Includes inter-refinery transfer volumes.

(j)	The price paid by consumers less the cost of refined products, including transportation, consumer excise taxes and bankcard processing fees, divided by gasoline and distillate sales volumes.

(k)	Same store comparison includes only locations owned at least 13 months, and therefore excludes locations acquired from Hess.

(l)	Excludes cigarettes.

(m)	On owned common-carrier pipelines, excluding equity method investments.

Segment Earnings Before Interest, Taxes, Depreciation & Amortization (Segment EBITDA) (Unaudited)

	Three Months Ended June 30		Six Months Ended June 30
(In millions)	2015	2014	2015	2014
Segment EBITDA(a)
Refining & Marketing	$1,474	$1,524	$3,057	$2,147
Speedway	189	123	420	209
Pipeline Transportation	98	100	185	191
Total Segment EBITDA(a)	1,761	1,747	3,662	2,547
Total segment depreciation & amortization	(349)	(312)	(699)	(620)
Items not allocated to segments	(77)	(66)	(158)	(197)
Income from operations	1,335	1,369	2,805	1,730
Net interest and other financial income (costs)	(64)	(48)	(145)	(94)
Income before income taxes	1,271	1,321	2,660	1,636
Income tax provision	432	457	918	565
Net income	839	864	1,742	1,071
Less: Net income attributable to noncontrolling interests	13	9	25	17
Net income attributable to MPC	$826	$855	$1,717	$1,054

(a)
Segment EBITDA represents segment earnings before interest and financing costs, interest income, income taxes and depreciation and amortization expense. Segment EBITDA is used by some investors and analysts to analyze and compare companies on the basis of operating performance. Segment EBITDA should not be considered as an alternative to net income attributable to MPC, income before income taxes, cash flows from operating activities or any other measure of financial performance presented in accordance with accounting principles generally accepted in the United States. Segment EBITDA may not be comparable to similarly titled measures used by other entities.

Select Financial Data (Unaudited)

(In millions)	June 30 2015	March 31 2015
Cash and cash equivalents	$1,881	$2,078
Total debt(a)	6,698	6,704
Equity	12,290	11,980
Debt-to-total-capital ratio (percent)	35	36
Shares outstanding (millions)	537	544

Cash provided from operations (quarter ended)	$994	$1,190

(a) Includes long-term debt due within one year. We adopted the updated Financial Accounting Standards Board debt issuance cost standard as of June 30, 2015, and applied the changes retrospectively to the prior period presented. We reclassified unamortized debt issuance costs related to term debt of $38 million and $39 million as of June 30 and March 31, 2015, respectively, from other noncurrent assets to total debt.